Exhibit 99.1

CIDARA THERAPEUTICS ANNOUNCES CLOSING OF RIGHTS OFFERING

SAN DIEGO, Feb. 12, 2020 -- Cidara Therapeutics, Inc. (Nasdaq: CDTX) (“Cidara”) today announced the closing of its previously announced rights offering (the “Rights Offering”). At the closing, Cidara sold and issued an aggregate of 6,639,307 shares of its common stock (the “Common Stock”) and an aggregate of 531,288 shares of its Series X convertible preferred stock (“Series X Preferred Stock”), pursuant to the exercise of subscription rights in the Rights Offering from its existing holders of Common Stock, Series X Preferred Stock and Cidara’s warrants issued on May 21, 2018.  Of the total shares of Common Stock and Series X Preferred Stock sold and issued in the Rights Offering, BVF Partners L.P., a Cidara stockholder and warrant holder, purchased 587,244 shares of Common Stock and 531,288 shares of Series X Preferred Stock and Stonepine Capital, LP, a Cidara warrant holder, purchased 1,554,050 shares of Common Stock, pursuant to the exercise of their subscription and oversubscription rights. Cidara raised aggregate gross proceeds of approximately $30.0 million.

The Rights Offering was made pursuant to Cidara’s effective shelf registration statement on file with the Securities and Exchange Commission (the “SEC”) (File No. 333-228268) and a prospectus supplement and accompanying prospectus filed with the SEC on January 22, 2020.

About Cidara Therapeutics

Cidara is a clinical-stage biotechnology company focused on the discovery, development and commercialization of novel anti-infectives that have the potential to transform the standard of care and save or improve patients’ lives. Cidara is currently advancing its novel echinocandin antifungal, rezafungin acetate, in a Phase 3 clinical trial for the first-line treatment of candidemia and/or invasive candidiasis (ReSTORE). Cidara is also advancing a second Phase 3 trial of once-weekly rezafungin for prophylaxis against invasive fungal infections in patients undergoing allogeneic blood and marrow transplantation (ReSPECT) initially in Europe and Canada. In addition to its robust rezafungin clinical program, Cidara is applying its proprietary Cloudbreak(R) platform to develop antiviral conjugates (AVCs) for the prevention and treatment of influenza and other viral diseases. The Cloudbreak platform is designed to discover compounds that both directly kill pathogens and direct a patient’s immune system to attack and eliminate pathogens. Cidara is headquartered in San Diego, California.

INVESTOR CONTACT:
Brian Ritchie
LifeSci Advisors
(212) 915-2578
britchie@lifesciadvisors.com

MEDIA CONTACT:
Karen O’Shea, Ph.D.
LifeSci Communications
(929) 469-3860
koshea@lifescicomms.com